Exhibit 10.2

VOLTARI CORPORATION

December 20, 2013

Mr. Richard Sadowsky

264 Water Street

New York, NY 10038

Dear Richard:

Pursuant to your discussions with the Chairman of the Compensation Committee of Voltari Corporation (the “Company”), this letter is intended to amend the terms of the Offer Letter, dated November 14, 2012, whereby you became employed by the Company as General Counsel and Chief Administrative Officer effective as of January 1, 2013 (the “Offer Letter”). Except as otherwise provided for herein, the Offer the Letter shall remain in full force and effect in accordance with its original terms.

This amendment to the Offer Letter explains the details in terms of your employment with respect to your position and base salary and replaces the “Position” and “Base Salary” provisions in the Offer Letter.

Position: Effective as of December 18, 2013, you will serve as the Acting Chief Executive Officer of the Company reporting to the Company’s Board of Directors (the “Board”). You will have the duties and responsibilities as assigned to you by the Board from time to time, subject to the Board’s direction and oversight. The Board may at any time make modifications to your duties and responsibilities as it may deem appropriate. Effective as of December 18, 2013, you will cease to serve as the General Counsel and Chief Administrative Officer of the Company. If you cease to serve as Acting Chief Executive Officer and return to the position of Chief Administrative Officer and General Counsel, this change shall not constitute a termination for Good Reason under the Company’s Amended and Restated Executive Severance and Change of Control Plan.

Bonus: Your semi-monthly base salary will be $12,916.67 (calculated to $310,000 per annum; the “Base Salary”), paid normally on the 15th and last day of each month. Your position is exempt from over-time payment under the Fair Labor Standards Act.

Please acknowledge the terms and conditions of this letter by signing where indicated below and return a signed original to Steven Stulbaum, steven.stulbaum@voltari.com

Very truly yours, Voltari Corporation

By:	/s/ Steven Stulbaum
Steven Stulbaum Vice President, Human Resources

Acknowledged:

/s/ Richard Sadowsky	12/20/13
Name Richard Sadowsky	Date